Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                       Alexander & Alexander Services Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                       Alexander & Alexander Services Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
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[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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   to Exchange Act Rule 0-11:(1)

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(4) Proposed maximum aggregate value of transaction:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(4) Date Filed:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO]

                      ALEXANDER & ALEXANDER SERVICES INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




To Our Stockholders:

    The Annual Meeting of Stockholders of Alexander & Alexander Services Inc. (the "Company") will be held at 9:30 a.m., local time, on Thursday, May 16, 1996. The meeting will be held at the McGraw-Hill Building Auditorium, 1221 Avenue of the Americas, New York, New York (enter on 49th Street between Avenue of the Americas and 7th Avenue) for the following purposes:

       Item 1: To elect 15 directors to the Board of Directors for the coming year;

       Item 2: To ratify the appointment of Deloitte & Touche LLP as independent auditors for 1996;

       Item 3: To approve and adopt an amendment to the Company's 1995 Long-Term Incentive Plan; and

To transact such other matters as may properly come before the meeting and any adjournments thereof.

    Stockholders of record of the Common Stock, Class A Common Stock and Class C Common Stock of the Company at the close of business on March 15, 1996 are entitled to notice of and to vote at the meeting and any adjournments thereof.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR PURPOSES OF CONDUCTING BUSINESS.

                                          By order of the Board of Directors,




                                          Alice L. Russell
                                          Corporate Secretary

                                          March 29, 1996

                               TABLE OF CONTENTS

Voting Securities and Principal Holders..............................................       1

Security Ownership of Certain Beneficial Owners......................................       2

Security Ownership of Director Nominees and Executive Officers.......................       3

Nominees for Election to the Board of Directors......................................       4

Meetings of the Board of Directors and its Committees................................       7

Director Compensation................................................................       8

Report on Executive Compensation by the Compensation,
  Benefits and Nominating Committee..................................................       8

Stock Price Performance Graph........................................................      12

Executive Compensation...............................................................      13

Certain Transactions.................................................................      19

Matters Submitted to Stockholders....................................................      20

  Item 1: Election of Directors......................................................      20

  Item 2: Ratification of Selection of Independent Auditors..........................      20

  Item 3: First Amendment to the Company's 1995 Long-Term Incentive Plan.............      21

Compliance with Section 16(a) of the Securities Exchange Act of 1934.................      25

Stockholder Proposals for 1997 Meeting...............................................      25

Other Matters........................................................................      25

Appendix I  First Amendment to the Company's 1995 Long-Term Incentive Plan...........     I-1

                      ALEXANDER & ALEXANDER SERVICES INC.
                          1185 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036


                              -------------------


                                PROXY STATEMENT

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alexander & Alexander Services Inc. (the "Company") to be voted at its Annual Meeting of Stockholders which will be held at the McGraw-Hill Building Auditorium, 1221 Avenue of the Americas, New York, New York at 9:30 a.m., local time, on Thursday, May 16, 1996, and at any adjournments thereof (the "Annual Meeting").

    Shares represented by each proxy properly executed and returned will be voted unless revoked. A stockholder may revoke a proxy at any time before it is exercised by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Any written notice revoking the proxy should be sent to the attention of Alice L. Russell, Corporate Secretary, Alexander & Alexander Services Inc., 10461 Mill Run Circle, Owings Mills, Maryland 21117.

    This proxy statement and the accompanying form of proxy, together with the Company's 1995 Annual Report to Stockholders, are being mailed to stockholders on or about March 31, 1996.

    If a stockholder is the beneficial owner of the Company's Class A Common Stock, a direction and proxy will be delivered to Montreal Trust Company, as trustee, in connection with the shares beneficially owned by said stockholder and held by the trustee. The trustee will vote the Class A Common Stock in accordance with the directions received from the beneficial owners.

    The cost of soliciting proxies will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited by officers, directors and employees of the Company in person or by telephone, telegraph or facsimile. The Company has retained D.F. King & Co., Inc. to assist in the solicitation for a fee estimated at $13,000 plus reasonable expenses. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to principals.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

    Only holders of record of the Company's Common Stock, $1.00 par value ("Common Stock"), Class A Common Stock, $.00001 par value ("Class A Stock"), and Class C Common Stock, $1.00 par value ("Class C Stock"), at the close of business on March 15, 1996 are entitled to vote at the Annual Meeting. As of that date, there were outstanding 42,306,378 shares of Common Stock, 1,865,030 shares of Class A Stock and 356,491 shares of Class C Stock. Such shares are each entitled to one vote.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following sets forth information regarding persons who, to the best of the Company's knowledge, beneficially own 5 percent or more of any class of the common voting shares and/or shares convertible into common voting shares. The percentage of shares outstanding is based on shares outstanding on March 15, 1996.

                                                      PERCENT AND       NUMBER      PERCENT OF TOTAL
         NAME AND ADDRESS OF STOCKHOLDER             TYPE OF STOCK     OF SHARES     VOTING SHARES
  Southeastern Asset Management, Inc.(1)                19.70%         8,334,762          18.72%
    Suite 900                                        Common Stock
    6075 Poplar Avenue
    Memphis, TN 38119

  The Prudential Insurance Company of America(1)         9.44%         3,994,184           8.97%
    Prudential Plaza                                 Common Stock
    Newark, NJ 07102-3777
                                                        13.79%           317,252              0%
                                                       Series A
                                                      Convertible
                                                    Preferred Stock
  FMR Corp.(1)(2)                                        7.30%         3,090,462           6.94%
    82 Devonshire Street                             Common Stock
    Boston, MA 02109
                                                        40.80%           938,300              0%
                                                       Series A
                                                      Convertible
                                                    Preferred Stock
  Norwest Corporation(1)(3)                              6.32%         2,675,650           6.01%
    Norwest Center                                   Common Stock
    Sixth and Marquette
    Minneapolis, MN 55479

  Ontario Municipal Employees Retirement                72.21%         1,346,823           3.02%
    System(1)                                        Class A Stock
    Suite 1000
    One University Avenue
    Toronto, Canada M5J 2P1

  Trustees of the Alexander & Alexander U.K.            70.12%           249,980           0.56%
    Voluntary Equity Scheme(1)                       Class C Stock
    145 St. Vincent Street
    Glasgow, Scotland G2 5NX                             0.31%           130,130           0.29%
                                                     Common Stock
  American International Group, Inc.(4)                  100%          4,566,713              0%
    70 Pine Street                                     Series B
    New York, NY 10270                                Cumulative
                                                      Convertible
                                                       Preferred
                                                         Stock

                                                         0.35%           150,000           0.34%
                                                     Common Stock

------------
(1) As reported on the Schedule 13G most recently filed by the stockholder with the United States Securities and Exchange Commission ("SEC").

(2) Together with subsidiaries Fidelity Management & Research Company, Fidelity Management Trust Company and Fidelity International Limited.

(3) Together with subsidiaries Norwest Colorado, Inc. and Norwest Bank Colorado, National Association.

(4) Shares held through subsidiaries American Home Assurance Company, Commerce and Industry Insurance Company and The Insurance Company of the State of Pennsylvania. Holders of the Series B Cumulative Convertible Preferred Stock are restricted as to the amount that such shares may be ultimately converted into Common Stock to the extent that upon such conversion, beneficial ownership of the Company's voting shares may not exceed 9.9% of all the shares then outstanding.

         SECURITY OWNERSHIP OF DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

    As to the beneficial ownership of the Company's Common Stock, the following table sets forth information as of February 16, 1996, regarding each director, director nominee and named executive officer reported under the caption "Executive Compensation," and all directors, director nominees and executive officers as a group.

                                            COMMON STOCK    COMMON STOCK
                                            BENEFICIALLY     SUBJECT TO
    NAME                                    OWNED(1)(2)      OPTIONS(3)
  Frank G. Zarb                                299,087         350,000

  H. Furlong Baldwin                             2,506          --

  Kenneth Black, Jr. *                          12,350          --

  Robert E. Boni                                62,459          --

  W. Peter Cooke                                 1,476          --

  E. Gerald Corrigan                             2,459          --

  Kenneth J. Davis                              29,951          33,150

  Joseph L. Dionne                               3,459          --

  Gerald R. Ford                                 2,459          --

  Peter C. Godsoe                                1,652

  Angus M. M. Grossart                           3,944          --

  Maurice H. Hartigan                            2,459          --

  James B. Hurlock                               2,559          --

  Ronald A. Iles                                38,207          70,601

  Edward F. Kosnik                               7,606          50,000

  Vincent R. McLean                             13,411          --

  Dennis L. Mahoney                             20,358           5,000

  James D. Robinson III                          4,459          --

  All director nominees, emeritus
    directors and executive officers as a
    group (28 persons)(4)                      638,724         735,227

------------
 * Dr. Black currently serves as an emeritus director of the Company.

(1) As to non-employee directors of the Company, amounts reported include the aggregate number of shares that are: (i) held directly or indirectly for the benefit of the individual director listed or directly for the benefit of members of such individual's family as to which beneficial ownership is disclaimed and (ii) held in such director's account in the Company's trust under the Non-Employee Director Deferred Stock Ownership Plan. (See section captioned "Director Compensation" for further information). Of the shares held in the Company's trust, the following shares represent deferred fees:
    Mr. Baldwin 506 shares, Dr. Black 785 shares, Dr. Boni 2,459 shares, Mr. Cooke 1,476 shares, Mr. Corrigan 2,459 shares, Mr. Dionne 2,459 shares, President Ford 2,459 shares, Mr. Godsoe 1,152 shares, Mr. Grossart 1,476 shares, Mr. Hartigan 2,459 shares, Mr. Hurlock 2,459 shares, Mr. McLean 2,459 shares and Mr. Robinson 2,459 shares. In addition, as to Dr. Boni, 60,000 shares represent a portion of a deferred special compensation award made to him in 1994, and as to Dr. Black and Messrs. Grossart and McLean, 11,065 shares, 2,468 shares and 10,752 shares, respectively, represent a deferred present value distribution from the directors' retirement plan which was terminated on January 1, 1995.

(2) As to executive officers, including employee directors, amounts reported include the aggregate number of shares that are: (i) held directly or indirectly for the benefit of the individuals listed or directly for the benefit of members of an individual's family as to which beneficial ownership is disclaimed; (ii) held in the stock fund under the Company's Thrift Plan or similar plans on behalf of the individual as of December 31, 1995; (iii) held in the Employee Discount Stock Purchase Plan on behalf of the individual as of December 31, 1995; (iv) restricted stock that may vest in the future including shares awarded, but

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    not issued, in connection with 1995 annual incentive awards under the Company's bonus equity program. Does not include 516 shares and 38 shares of Common Stock and 990 shares and 72 shares of Class C Stock held under the U.K. Voluntary Equity Scheme attributed to Messrs. Davis and Mahoney, respectively, who do not have any present voting or dispositive power.

(3) Represents shares which are subject to options exercisable within 60 days from March 15, 1996.

(4) No individual director, director nominee or executive officer beneficially owns more than 1 percent of any class of the Company's common voting shares. All officers and directors as a group own approximately 1.51 percent of the Common Stock, approximately 0.26 percent of the Class A Stock, 0.01 percent of the Class C Stock and approximately 1.45 percent of the total outstanding voting shares.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

FRANK G. ZARB, 61,
Chairman of the Board and Director since June 1994

    Mr. Zarb has served as chairman of the board, chief executive officer and president of the Company since June 1994. From November 1993 until joining the Company, he served as vice chairman and group chief executive officer of The Travelers Inc. He was chairman and chief executive officer of Smith Barney Inc. and Smith Barney, Harris Upham & Co. Incorporated (subsidiaries of The Travelers Inc.) from November 1988 until June 1993, and president of such corporations from June 1989 until June 1993. From 1978 until 1988 he was a general partner at Lazard Freres & Co., an investment banking firm. Previously, he served in the United States Government as: executive director of the Energy Resources Council and administrator for the Federal Energy Administration from 1974 until 1977; Assistant to the President of the United States for Energy Affairs from 1975 until 1977; Associate Director of the United States Office of Management and Budget from 1973 until 1974; and United States Assistant Secretary of Labor from 1971 until 1972. Mr. Zarb is also a director of the Securities Investor Protection Corporation and CS First Boston, Inc. and a member of the Board of Trustees of Hofstra University and the Gerald R. Ford Foundation. He is a member of the New York Stock Exchange Nominating Committee and serves on the U.S. Enrichment Corporation's Board of Directors.

H. FURLONG BALDWIN, 64
Director since February 1996

    Mr. Baldwin has served as chairman of the board of directors and chief executive officer of Mercantile Bankshares Corporation, a Baltimore-based bank holding company for state and nationally chartered commercial banks since 1976 and 1984, respectively. Since 1956, he has held various executive and management positions with the bank including chairman and chief executive officer of Mercantile-Safe Deposit & Trust Company. He is also a director of Baltimore Gas & Electric Company, Conrail, Inc., GRC International, Inc. and USF&G Corporation.

ROBERT E. BONI, 68
Director since May 1988

    Dr. Boni is a retired chairman of the board and chief executive officer of Armco Inc., having held these positions from February 1986 until November 1990 and February 1985 until April 1990, respectively. Dr. Boni served as non-executive chairman of the board of directors of the Company from January 1994 to June 1994. He is also a director of Maritrans Inc.

W. PETER COOKE, 64
Director since July 1994

    Mr. Cooke has served as the chairman of the World Regulatory Advisory Practice of Price Waterhouse LLP since January 1989. Prior to joining Price Waterhouse, Mr. Cooke was the associate director of The Bank of England and held various executive management positions with the bank since joining in 1955. He is also the deputy chairman of the Housing Corporation, the U.K. governmental agency responsible for channeling government resources to the social housing sector. He is also a director of Safra Republic Holdings.

E. GERALD CORRIGAN, 54
Director since January 1995

    Mr. Corrigan has served as chairman, International Advisors of Goldman, Sachs & Co. since January 1994. From January 1985 until July 1993 he was president and chief executive officer of the Federal Reserve Bank of New York. He is also a trustee of a number of non-profit, public policy-oriented institutions.

JOSEPH L. DIONNE, 62
Director since July 1994

    Mr. Dionne has served as chairman of the board of directors and chief executive officer of McGraw-Hill, Inc. since 1988 and 1983, respectively, and has served in various executive and management positions since joining McGraw-Hill in 1967. He is also a director of The Equitable Life Assurance Society of the United States, The Equitable Companies, Incorporated, The Harris Corporation and Ryder System Inc.

GERALD R. FORD, 82
Director since October 1994

    The Honorable Gerald R. Ford was President of the United States from August 1974 through January 1977, having served as Vice President of the United States from December 1973 through August 1974. He is a lecturer and a business consultant to several corporations. He is also a director of The Travelers Inc. and an advisory director to Texas Commerce Bancshares, Inc. and American Express Company.

PETER C. GODSOE, 56
Director since February 1989

    Mr. Godsoe has served as chairman of the board of directors and chief executive officer of The Bank of Nova Scotia since January 1995 and January 1993, respectively. He previously served as the deputy chairman and president since January 1993 and January 1992, respectively. Since 1966, he has held various executive and management positions with the bank, including vice chairman from 1983 until 1992 and chief operating officer during 1992. Mr. Godsoe is also a director of Reed Stenhouse Companies Limited, the Company's retail broking subsidiary in Canada.

ANGUS M.M. GROSSART, 58
Director since August 1985

    Mr. Grossart has served as the chairman and managing director of Noble Grossart Limited, a United Kingdom merchant bank, since 1969. He is the chairman of Scottish Investment Trust plc and deputy chairman of Edinburgh Fund Managers plc. He is also a director of the Royal Bank of Scotland plc and several other publicly held corporations in the United Kingdom.

MAURICE H. HARTIGAN II, 56
Director since October 1994

    Mr. Hartigan has served as executive vice president of PNC Bank Corporation since May 1995. Prior to joining PNC Bank, Mr. Hartigan was a senior managing director of Chemical Banking Corporation in New York, where he headed the North America Division of Chemical's Global Bank. He served in various executive and management positions with the bank since joining in 1965.

JAMES B. HURLOCK, 62
Director since October 1994

    Mr. Hurlock is a partner and has served as chairman of the management committee for White & Case, an international law firm headquartered in New York, since 1967 and 1980, respectively. He joined the firm in 1959, and has served as the resident partner of the firm's offices in Brussels, Paris, and London.

RONALD A. ILES, 60
Deputy Chairman of the Board since October 1995 and Director since January 1995

    Mr. Iles has served as chairman of Alexander & Alexander Services U.K. plc, the parent of the Company's European operations since 1993. He served as a senior vice president of the Company from 1985 until 1995. In January 1995, Mr. Iles was appointed chairman of Alexander Howden Group Limited, an entity formed from the merger of the Company's specialist and reinsurance broking operations. Since joining the predecessor entity of Alexander Howden Reinsurance Brokers in 1957, Mr. Iles has held various executive and management positions, including chairman from 1981 to December 1994.

EDWARD F. KOSNIK, 51
Director since March 1995

    Mr. Kosnik has served as senior executive vice president since October 1995 and as chief financial officer of the Company since August 1994 and as executive vice president from August 1994 until October 1995. Before joining the Company, he was chairman of the board, president and chief executive officer of JWP, Inc., a global services company, from April 1993 until February 1994, and executive vice president and chief financial officer from December 1992 until April 1993. From 1987 until 1992, he was president and chief executive officer of Sprague Technologies Inc., a global manufacturer of electronic components. From 1983 until 1987, he served as executive vice president and chief financial officer of Penn Central Corporation. He is also a director of Buckeye Partners, L.P.

VINCENT R. MCLEAN, 64
Director since April 1980

    Mr. McLean is a retired officer of Sperry Corporation, a diversified manufacturing concern, having served as executive vice president and chief financial officer from 1983 until 1985. He is also a director of William Penn Life Insurance Co. of New York, Banner Life Insurance Company and a trustee of MAS Funds.

JAMES D. ROBINSON III, 60
Director since July 1994

    Mr. Robinson has served as chairman and chief executive officer of RRE Investors, LLC, a private venture investment firm and as president of J.D. Robinson Inc., a strategic advisory company since September 1995 and February 1993, respectively. From 1977 until February 1993 he served as chairman of the board and chief executive officer of American Express Company, having held various executive and management positions since joining such corporation in 1970. He is also a director of the Coca-Cola Company, Bristol-Myers Squibb Company, First Data Corporation, New World Communications Group, Cambridge Technology Partners and Union Pacific Corporation.

EMERITUS DIRECTORS

    Emeritus directors may be designated by the Board of Directors from time to time on an annual basis. Dr. Kenneth Black, Jr., 71, has served as an emeritus director of the Company since May 1995 and as a director of the Company from May 1984 until May 1995. He is the Regents' Professor Emeritus of Insurance at Georgia State University and Executive Director of Educational Foundation Inc. Dr. Black is also a director of Haverty Furniture Stores, Inc., Scudder Variable Life Insurance Fund, Swiss Re Corporation and USLIFE Corporation.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors met eight times during 1995. All directors attended 75% or more of the aggregate number of meetings of the board and its committees on which they served, except Messrs. Cooke and Robinson who attended 64% and 71% of such meetings, respectively, as a result of prior commitments before joining the board.

    The following are the current members and functions of the standing committees of the Board of Directors:

    AUDIT COMMITTEE. This committee assists the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. It is responsible for recommending to the Board of Directors the independent auditors to be employed for the following year. The Audit Committee meets periodically with management, financial personnel, internal auditors and the independent auditors to review internal accounting controls and auditing and financial reporting matters. The independent auditors and the internal auditors have unrestricted access to the Audit Committee. This committee consists of four non-employee directors: Messrs. McLean (chair), Cooke, Grossart and Hartigan. The committee met six times during 1995.

    COMPENSATION, BENEFITS AND NOMINATING COMMITTEE. This committee is responsible for overseeing the Company's executive compensation programs. It administers certain compensation and benefit plans designated by the Board of Directors and approves annual compensation and long-term incentive compensation for executive officers and certain other senior executives of the Company and its subsidiaries. This committee is also responsible for recommending nominees for election to the Board of Directors and will consider candidate recommendations from stockholders. Stockholders wishing to recommend prospective nominees for the committee's consideration should submit such recommendations in writing to: Alexander & Alexander Services Inc., 1185 Avenue of the Americas, New York, NY 10036, Attn.: Chairman, Compensation, Benefits and Nominating Committee. This committee consists of four non-employee directors: Messrs. Dionne (Chair), Boni and Corrigan and President Ford. The committee met eight times during 1995.

    EXECUTIVE COMMITTEE. This committee has the authority to act for the Board of Directors on most matters during intervals between the board's meetings and has additional responsibilities regarding oversight of Company policy and management controls. This committee consists of six directors: Messrs. Boni (chair), Corrigan, Dionne, Hartigan, McLean and Zarb. The committee met twice during 1995.

    FINANCE/INVESTMENT COMMITTEE. This committee monitors the Company's financial management and advises the Board of Directors on related matters. This committee consists of four directors: Messrs. Godsoe (chair), Hurlock, Robinson and Iles. The committee met five times during 1995.

    PUBLIC POLICY AND ETHICS COMMITTEE. In February 1995, the Board of Directors established the Public Policy and Ethics Committee. This committee is responsible for overseeing the Company's continuing program relating to standards of business conduct for its employees. This committee consists of five directors: President Ford (chair) and Messrs. Cooke, Iles, Robinson and Zarb. The committee met once in 1995.

                             DIRECTOR COMPENSATION

    The Company's Non-Employee Director Deferred Stock Ownership Plan (the "NEDD Plan") was approved by stockholders at the 1995 annual meeting of stockholders and became effective as of January 1, 1995. Like the Company's revised compensation programs for its executive officers and other key employees, the NEDD Plan places its emphasis on equity-based variable compensation intended to encourage the creation of value for stockholders.

    Each non-employee director receives a single annual fee of $40,000 for all services as a director (the "Annual Fee"), regardless of the committee services such director provides. The Annual Fee generally is not paid currently to any director. Instead, payment of such Annual Fee is deferred pursuant to the terms of the NEDD Plan. Under the NEDD Plan, in lieu of payment of the Annual Fees, the Company will generally contribute shares of Common Stock equal to that portion of the Annual Fees so deferred to a grantor trust established by the Company (the "Company Trust"). Shares are then allocated to an account established for each director (a "Director's Account"). In the event that a non-employee director is subject to current income taxation on the Annual Fee payable, the Company will pay sufficient cash to the non-employee director to discharge the taxes due on the Annual Fee and the amount of stock to be contributed to the Company Trust in respect of such director will be reduced by like amount.

    Shares contributed to a Director's Account may be sold by the independent trustee of the Company Trust or by an investment manager appointed by the Company after the shares have been held in the Company Trust for one year (or earlier, upon the death of the director or a Change of Control of the Company) at the direction of the director given during a window period more than six months prior to the effective date of such sale. Any shares of Common Stock then held in a Director's Account will be distributed six months following the cessation of the Eligible Director's services as a member of the Board. To the extent that a Director's Account holds assets other than Common Stock, such assets will generally be distributed immediately following the time at which the Eligible Director ceases to be a member of the Board (or earlier in the event of a determination of hardship). Notwithstanding the foregoing, dividends on Common Stock held in a Director's Account will be passed through to each director as soon as practicable following the date received by the Company Trust.

    In 1995, Mr. Godsoe also received an annual retainer of Canadian $25,000 (US$18,200) as a non-employee director of Reed Stenhouse Companies Limited, the Company's Canadian subsidiary.

    Non-employee directors are also reimbursed for reasonable expenses. Emeritus Directors of the Company receive no fee, retainer or other compensation for such services, but are reimbursed for reasonable expenses. Directors who are also employees of the Company or any subsidiary receive no additional compensation for their services as directors of the Company.

                        REPORT ON EXECUTIVE COMPENSATION
             BY THE COMPENSATION, BENEFITS AND NOMINATING COMMITTEE

    The Company's compensation program for its executive officers is administered and reviewed by the Compensation, Benefits and Nominating Committee (the "CBNC") of the Board of Directors. The CBNC is comprised of four outside directors, none of whom is an employee or former employee of the Company or a director of another corporation that requires specific disclosure of such relationship in this proxy statement.

COMPENSATION PHILOSOPHY

    In determining the compensation payable to the Company's executive officers, the CBNC seeks to achieve the following objectives through a combination of fixed and variable compensation:

       . Pay competitively--Provide a total compensation opportunity that is consistent with competitive practices, enabling the Company to attract and retain qualified executives;

       . Pay for performance--Create a direct link between the compensation payable to each executive officer and the financial performance both of the Company generally and of the specific business unit or units for which the executive is responsible. The amounts payable with respect to the components of an individual's compensation will change from year to year, depending on that financial performance; and

       . Executive as Stockholders--Create a common interest between executive officers and the Company's stockholders through the use of stock awards that link a portion of each executive officer's compensation opportunity directly to the value of the Company's Common Stock.

    The compensation program for the key employees of the Company and its subsidiaries (including the Company's executive officers) was revised in 1995 to increase the emphasis on variable compensation and the rewards payable for superior performance. To further align the interests of management with those of stockholders, new equity based programs were approved by stockholders at the 1995 annual meeting of stockholders.

    The programs which implement the CBNC's compensation philosophy have been developed with the assistance of outside consultants and counsel. The CBNC will continue to annually review the Company's compensation policies and programs in light of this philosophy and of competitive practices in the United States and in those foreign countries in which executive officers of the Company reside and/or geographically operate.

COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

  Base Salary

    The CBNC establishes each officer's base salary by comparison to competitive market levels for the executive's job function determined by reference to compensation paid in the industry or by a peer group, in the country where such executive permanently resides and/or geographically operates. The "Peer Group" used in the Stock Price Performance Graph on page 12 of this proxy statement reflects the Company's direct competitors in its principal business. The "Peer Group" is included in the group of corporations used for executive compensation analysis. However, in determining executive compensation, the focus is on recruiting and retaining executive talent. Accordingly, a larger group of corporations than the Company's direct competitors is used for compensation comparisons.

    Base salaries generally approximate the median level of such competitive rates and are adjusted based on individual performance. Salaries are reviewed at regular intervals of between 12 to 24 months depending on job classification and competitive market levels. Base salaries for executive officers were generally increased in 1995 in accordance with the foregoing practices. Notwithstanding this policy, certain executive officers (including Messrs. Zarb, Davis, Kosnik, and Mahoney) have employment agreements which assure such officers a minimum level of base salary that was determined through a process of bilateral negotiations.

  Annual Incentive

    For fiscal year 1995, annual bonuses were established by the CBNC based primarily on specified corporate and business unit performance objectives. For certain U.S. executive officers, annual bonuses were primarily determined based on performance against a pre-established earnings per share objective. Individual performance compared to pre-established strategic, financial and operational objectives determined the remaining portion of the annual incentive of certain executive officers. For other executive officers, the performance of the executive's business unit, primarily measured by reference to the unit's attainment of pre-tax operating income objectives, also made up a substantial portion of the executive's annual bonus opportunity.

    Payment of annual bonuses for 1995 was partially made in the form of restricted shares (the "BEP Shares"), in lieu of cash, under the "bonus equity plan" which the Company recently adopted under the 1995 Long-Term Incentive Plan (the "1995 LTIP"). Under this program, the CBNC awarded BEP Shares, which vest on the second anniversary of the award date, to each executive officer in lieu of a specified portion of such officer's earned cash bonus. The number of shares awarded was determined by dividing the dollar amount designated by the CBNC in its discretion by 75% of the fair market value based on the average of the closing prices of the Common Stock on the Composite Tape of the New York Stock Exchange for the five days prior to the date the shares were awarded. This "discount" is intended to compensate the officer for the fact that BEP Shares may be forfeited if the officer does not remain in the Company's employ throughout the relevant vesting period.

  Equity Based Incentives

    The Company's equity based incentives have historically taken the form of both stock options and restricted stock awards. The Company adopted the 1995 LTIP to provide its executive officers and other key employees equity opportunities that are intended to further align the interests of such officers and employees with those of the Company's stockholders. As noted above, the 1995 LTIP also authorizes the award of BEP Shares in lieu of an earned portion of cash bonuses. Under this program, the CBNC effectively uses a portion of an executive officer's cash bonus to "purchase" stock from the Company.

    Stock Options. Stock options have historically been the Company's primary form of long-term incentive compensation. In awarding stock options to the named executive officers in 1995, the CBNC's intent was that such options represent a significant portion of each such officer's total compensation opportunity, thus aligning the officer's economic interests with those of the Company's stockholders. Consistent with this goal, all option awards in 1995 were made at the fair market value of the Common Stock as of the date of grant. The number of options granted was based on the CBNC's subjective evaluation of a number of factors, including competitive market practice, past grants, management level and other matters relating to an individual's performance and ability to influence corporate results. The CBNC believes these awards were within the competitive range of similar awards made by the Company's competitors for executive talent.

    Restricted Stock. The CBNC has used traditional awards of restricted stock only in special circumstances as an inducement for an executive officer to remain in the Company's employ over a period of years or as a reward for extraordinary performance or as a means to adjust compensation packages. It is not the Company's practice to use traditional restricted stock awards as a standard form of long-term incentive compensation. When used, the circumstances, rather than past awards, constitute the primary factor for determining the size of any restricted stock award. In addition to BEP Awards, certain select executive officers received awards of traditional restricted stock for a number of shares that the CBNC subjectively determined to be necessary to induce such officers to remain in the employ of the Company or one of its affiliates and/or reward such officer's superior performance during 1995.

    Bonus Equity Awards. As is more fully described above, under the bonus equity program, the CBNC awarded to each executive officer "discounted" restricted stock in lieu of a portion of such officer's earned cash bonus for 1995. The "purchase price" is discounted (up to a maximum of 25% of the value of the stock) to reflect that the shares-- including the portion related to the earned bonus used to pay the "purchase price"--is subject to forfeiture if the officer leaves the Company's employ prior to satisfying an additional service requirement. These awards have at least the same retentive and incentive effect as traditional restricted stock awards. However, as opposed to such traditional awards, each officer effectively pays at least 75% of the cost of such shares through foregone cash bonus payments and forfeits the shares and the "purchase price" if the officer does not remain in the Company's employ during the relevant vesting period.

    Other Long-Term Incentive Compensation. In addition, the CBNC uses other long-term performance based awards, payable in cash, as incentive to certain senior executives of the Company and its subsidiaries to achieve specific performance objectives and criteria.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Mr. Frank G. Zarb has served as chairman of the board, chief executive officer and president of the Company since June 1994. The compensation payable to Mr. Zarb with respect to his 1995 services was generally determined according to the philosophy described above. Based on a performance criteria established by the CBNC, Mr. Zarb was awarded an annual bonus of $1,304,000 for services rendered in 1995 because the Company achieved and exceeded the earnings per share objectives applicable to Mr. Zarb. Of this amount, $978,005 was paid in cash. The balance of Mr. Zarb's 1995 annual bonus was designated by the CBNC as a "bonus equity plan" award. Accordingly, Mr. Zarb received 21,733 BEP Shares as part of his 1995 annual bonus in lieu of $325,995 cash. These shares generally will not vest until early 1998.

    In August 1995, pursuant to the terms of the 1995 LTIP, the CBNC awarded Mr. Zarb 100,000 stock options based on an assessment of competitive practices for comparable positions. With respect to Mr. Zarb's annual base salary of $900,000 set in June 1994, he received no increase in 1995 and requested no increase during 1996. The CBNC acquiesced to Mr. Zarb's request concerning his 1996 annual base salary.

  Policy as to Section 162(m) of the Code

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Company has undertaken to qualify substantial components of the incentive compensation it makes available to its executive officers for the performance exception to nondeductibility. Most equity based awards available for grant under the Company's equity compensation plans, and all of the equity based awards actually granted to executive officers will so qualify. Amounts payable under the Company's Performance Bonus Plan for Executive Officers, including amounts payable under the bonus equity program, should also be exempt from the application of such Section 162(m) as performance based compensation. However, in appropriate circumstances, it may be necessary or appropriate to pay compensation or make incentive or retentive awards that do not meet the performance based exception and therefore may not be deductible by reason of Section 162(m).

                                        COMPENSATION, BENEFITS AND NOMINATING
                                        COMMITTEE
                                          Joseph L. Dionne, Chairman
                                          Dr. Robert E. Boni
                                          E. Gerald Corrigan
                                          The Honorable Gerald R. Ford

                         STOCK PRICE PERFORMANCE GRAPH

    The graph below provides an indicator of cumulative total stockholder returns for the Company for the period December 31, 1990 to December 31, 1995 compared with the S&P 500 Stock Index and a peer group. The peer group is comprised of the largest publicly traded companies worldwide which compete against the Company in its principal industry segment. The members of the peer group are as follows: Marsh & McLennan Cos. Inc., Arthur J. Gallagher & Co., Sedgewick Group plc and Willis Corroon Group plc. Total return is measured by the increase or decrease in value of $100 invested at the beginning of the period, including both reinvestment of dividends and capital appreciation or depreciation.


250



200
                     [LEGEND]


150



100                                       [GRAPH]



50



0
1990           1991           1992            1993            1994          1995

                            1990       1991         1992         1993         1994         1995
Alexander & Alexander       $100      $ 92.97      $124.71      $ 96.47      $ 93.13      $ 96.14
S&P 500                     $100      $130.13      $139.86      $153.93      $155.69      $213.73
Peer Group                  $100      $102.04      $111.80      $108.41      $105.06      $120.98

                             EXECUTIVE COMPENSATION

    The following table sets forth the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (referred to collectively with the Chief Executive Officer as the "named executives") for the years ended December 31, 1995, 1994 and 1993.

                         SUMMARY COMPENSATION TABLE (1)

                                                                                            LONG TERM COMPENSATION
                                                                                    --------------------------------------
                                                                                             AWARDS
                                                  ANNUAL COMPENSATION               ------------------------
                                        ----------------------------------------    RESTRICTED    SECURITIES     PAYOUTS
                                                                    OTHER ANNUAL      STOCK       UNDERLYING    ----------
                                                                    COMPENSATION     AWARD(S)      OPTIONS         LTIP
 NAME AND PRINCIPAL POSITION    YEAR    SALARY($)    BONUS($)(3)       ($)(4)         ($)(5)        (#)(6)      PAYOUTS($)
-----------------------------   ----    ---------    -----------    ------------    ----------    ----------    ----------
FRANK G. ZARB(1)                1995    $ 900,000    $   978,005        --          $  325,995      100,000        --
 Chairman, CEO, President and   1994    $ 487,500    $ 1,000,000        --          $4,773,887      600,000        --
 Director of the Company
KENNETH J. DAVIS (2)            1995    $ 427,984    $   295,680      $ 90,923      $  397,358       25,000        --
 Chairman of A&A Int'l Inc.,    1994    $ 327,674    $   299,591      $ 53,450      $  210,625       50,000        --
 EVP of the Company and
 CEO of A&A Europe, Ltd.
RONALD A. ILES (2)              1995    $ 528,430    $   360,726      $105,473      $   90,180       --            --
 Deputy Chairman of the         1994    $ 440,640    $   526,868      $ 52,536      $  421,250       50,000        --
 Company,                       1993    $ 430,357    $   292,012        --              --           20,000      $235,966
 Chairman of A&A Services UK
 plc and Chairman of
 Alexander Howden Group Ltd.
EDWARD F. KOSNIK(1)             1995    $ 325,096    $   379,920        --          $   94,980      100,000        --
 Senior EVP, CFO and Director   1994    $ 109,231    $   125,000        --              --          150,000        --
 of the Company
DENNIS L. MAHONEY (2)           1995    $ 492,885    $   321,554      $ 62,369      $  448,808       --            --
 EVP of the Company and         1994    $ 475,830    $   477,360      $100,563          --           50,000        --
 Deputy Chairman and Group
 Chief Executive Officer of
 Alexander Howden Group, Ltd.

                                ALL OTHER
                               COMPENSATION
 NAME AND PRINCIPAL POSITION    ($)(7)(8)
-----------------------------  ------------
FRANK G. ZARB(1)                 $ 40,242
 Chairman, CEO, President and    $ 25,163
 Director of the Company
KENNETH J. DAVIS (2)             $    379
 Chairman of A&A Int'l Inc.,     $    367
 EVP of the Company and
 CEO of A&A Europe, Ltd.
RONALD A. ILES (2)               $ 20,244
 Deputy Chairman of the          $ 14,744
 Company,                        $ 15,657
 Chairman of A&A Services UK
 plc and Chairman of
 Alexander Howden Group Ltd.
EDWARD F. KOSNIK(1)              $ 13,724
 Senior EVP, CFO and Director    $  4,665
 of the Company
DENNIS L. MAHONEY (2)            $    379
 EVP of the Company and          $    367
 Deputy Chairman and Group
 Chief Executive Officer of
 Alexander Howden Group, Ltd.

------------
(1) Certain amounts were not required to be reported in 1993 because the named executive was either not an employee of the Company or not an "executive officer" of the Company as defined under the Securities Exchange Act of 1934.
(2) All cash compensation was paid in U.K. pounds sterling. Any amounts paid in pounds sterling have been restated in U.S. dollars based on the average exchange rate expressed in dollars per B.P.1.00 of 1.58 in 1995, 1.53 in 1994, and 1.50 in 1993.
(3) That portion of each executive officer's 1995 bonus paid in the form of BEP Shares is reported in this table under "Restricted Stock Awards" (also footnote 5 below).
(4) These awards sometimes take the form of non-cash compensation or other personal benefits because of tax regulations or competitive business practices in a particular country or region. In this category, Mr. Davis received a $26,082 car allowance and $63,756 for housing expenses. Mr. Iles received $26,316 car allowance and $42,127 for other transportation expenses. Mr. Mahoney received $44,450 for housing expenses.
(5) Awards reported in 1995 reflect the dollar value of restricted shares awarded under the "bonus equity plan" as well as the dollar value of traditional restricted stock awarded. (See "Report on Executive Compensation by the Compensation, Benefits and Nominating Committee" for a description of annual incentive compensation).

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

    The number of BEP Shares awarded as a portion of the 1995 annual bonus to each named executive officer, together with the dollar value of the 1995 cash bonus award foregone is as follows: Mr. Zarb 21,733 shares/$325,995; Mr. Davis 4,928 shares/$73,920; Mr. Iles 6,012 shares/$90,180;
    Mr. Kosnik 6,332 shares/$94,980 and Mr. Mahoney 5,358 shares/$80,370. The restrictions on the BEP Shares will lapse on the second anniversary of the grant date.

    Excluding BEP Awards, the number of shares of restricted stock held by each named executive as of December 31, 1995, together with the value of those shares based on the closing market price on that date, is as follows: Mr. Zarb--271,307 shares/$5,154,833; Mr. Davis--25,000 shares/$475,000; Mr.
    Iles--20,000 shares/$380,000 and Mr. Mahoney--15,000 shares/$285,000. The restrictions on 20,290 shares of restricted stock granted to Mr. Zarb will lapse less than two years after date of grant.

(6) No stock appreciation rights ("SARS") have been granted by the Company since January 1990. For all years reported, limited stock appreciation rights ("LSARs") were granted to executive officers in tandem with stock option awards. The LSARs are not included in this table and are described below under the caption "Severance and Other Arrangements."

(7) Amounts reported in 1995 include: (i) matching contributions made by the Company under the Thrift Plan and an unfunded supplemental retirement plan of $39,912 for Mr. Zarb and $13,394 for Mr. Kosnik; (ii) matching contributions under the U.K. Equity Scheme of $379 for each of Messrs. Davis, Iles, and Mahoney; (iii) insurance premiums paid by the Company of $330 for each of Messrs. Zarb and Kosnik; and (iv) interest of $19,865 on a contingent benefit agreement earned by Mr. Iles and paid by the Company.

(8) The Company has entered into arrangements with certain of the named executives that may result in payments to such executives upon termination of employment or a change in control of the Company. These arrangements are described below under the caption "Other Arrangements."

COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

    FRANK G. ZARB. Mr. Zarb entered into an employment agreement dated as of June 16, 1994 with the Company. The term of employment ends on the last day of the month when Mr. Zarb attains the age of 65 and provides for a minimum annual base salary of $900,000 and a bonus opportunity of at least $1.2 million. In addition, pursuant to the agreement, Mr. Zarb was credited with five years of "Continuous Employment" under the Alexander & Alexander Services Inc. and Subsidiaries Supplemental Executive Retirement Plan for Management (the "SERP"). The agreement also provides that if Mr. Zarb retires after age 62, he will receive the difference, if any, between amounts payable under certain defined benefit plans of his prior employer, The Travelers Inc., and the aggregate amount payable under the SERP and certain other benefit plans. If Mr. Zarb's employment under the agreement is terminated before age 65 by the Company other than for cause or by Mr. Zarb for good reason (which, for purposes of the agreement, includes a reduction in annual base salary or bonus opportunity, involuntary relocation or a material breach of the agreement by the Company), Mr. Zarb is entitled to receive $6 million if terminated before June 16, 1996, and $4 million if terminated on or after June 16, 1996. The maximum amount payable upon such termination of employment, when added to the value of the stock options and restricted stock received under the employment agreement is limited to $20 million. However, if the termination occurs for any reason at any time following a change of control of the Company, the cash severance Mr. Zarb is entitled to receive would be $12 million, and no maximum limit would be placed on the aggregate of cash severance and the value of the stock option and restricted stock granted pursuant to the agreement. In addition to the foregoing, Mr. Zarb received LSAR's in tandem with the stock options granted pursuant to the agreement. In connection with the shares of restricted stock awarded to Mr. Zarb in June 1994 and February 1995, the Company has also agreed to file a registration statement under the Securities Act of 1933 covering such shares.

    KENNETH J. DAVIS. Mr. Davis entered into an employment agreement dated June 23, 1982 with a United Kingdom subsidiary of the Company. The term of employment is through March 31, 2003. The employer may terminate the agreement before March 31, 2003, and cease payment of all remuneration except amounts previously accrued, under certain circumstances, including gross negligence in the performance of duties or a criminal conviction (other than a minor violation). The agreement provides for annual review of base salary. The salary paid under this agreement in 1995 is disclosed in the Summary Compensation Table. The agreement also provides for disability and retirement benefits, and certain other perquisites.

    RONALD A. ILES. In January 1988, the Company entered into a contingent benefit agreement with Mr. Iles, payment of which was conditioned on Mr. Iles' continued employment with the Company through December 1995. The total amount payable to Mr. Iles from a notional account is based on assumed investments of $30,000 made annually on March 1, 1986 through March 1, 1989, with the notional investment earning interest calculated at a rate equal to the average of Moody's monthly average of seasoned Triple A corporate bonds for the year, compounded annually. Mr. Iles will be entitled to receive payment during 1996 of an amount equal to the balance in the notional account accrued through December 31, 1995. The payment may be made in up to five installments. The balance of the notional account will continue to earn interest at the rate indicated until the final installment is paid.

    EDWARD F. KOSNIK. Mr. Kosnik entered into an employment agreement dated as of February 15, 1996 with the Company. The term of employment is through August 31, 2000. The agreement provides him a minimum annual base salary of $400,000 and a guaranteed minimum bonus for 1995 and 1996 of $200,000. The Company may terminate the employment of Mr. Kosnik without notice, and cease payment of all remuneration except amounts previously accrued, under certain circumstances, including failure to perform his duties and responsibilities for at least ten business days or the commission of a criminal act which the board of directors determines will have a material adverse impact on the business or reputation of the Company. If Mr. Kosnik's employment is terminated by the Company other than for cause or by Mr. Kosnik for good reason (which, for purposes of the agreement, includes a reduction in annual base salary, involuntary relocation or a material breach of the agreement by the Company), Mr. Kosnik is entitled to receive a single lump sum payment of an amount equal to two times his then current annual salary and his targeted annual bonus in lieu of any benefits under the Company's Senior Executive Severance Plan (the "Senior Severance Plan"). In addition, the Company must continue to provide health and life insurance and other benefits which Mr. Kosnik would be entitled to under the Senior Severance Plan for a period of up to 24 months. The agreement was amended as of February 16, 1996, to provide for Mr. Kosnik's severance following a potential or actual change of control to be governed by the Company's Employment Continuation Agreement which is described more fully below.

    DENNIS L. MAHONEY. Mr. Mahoney entered into an employment agreement dated October 11, 1990 with a United Kingdom subsidiary of the Company. The term of employment is through September 20, 2010. However, the agreement may be terminated by either party upon 12 months prior written notice. The employer may terminate the employment of Mr. Mahoney without notice, and cease payment of all remuneration except amounts previously accrued, under certain circumstances, including the failure to efficiently and diligently perform his duties or a criminal conviction (other than a minor violation). The agreement provides for an annual base salary that is subject to periodic review and increase. The base salary paid under this agreement in 1995 is disclosed in the Summary Compensation Table. If the employer terminates Mr. Mahoney without cause and without the required notice, the employer must pay severance equal to the base salary under the agreement, and must continue to provide medical and long-term disability insurance and other benefits included under the agreement for a period of 12 months. In addition, Mr. Mahoney will be credited with benefits under the U.K. Pension Scheme calculated as if he had worked for an additional 12 months or, if earlier, until the termination date of the agreement, at a salary equal to his then annual base salary. If a change of control of the Company occurs and the Company gives notice of termination or terminates Mr. Mahoney's agreement without cause, the Company must pay severance equal to one year's base salary and provide the benefits and perquisites otherwise included under the agreement for an additional 12 months. In addition, upon expiration of the 12 months period following termination of employment, Mr. Mahoney will be entitled to receive an additional payment equal to one and one-half times his base salary under the agreement during his final 12 months of employment, less any taxes owed, provided that in the employer's judgment he has complied with certain non-competition and other provisions.

OTHER ARRANGEMENTS

    EMPLOYMENT CONTINUATION AGREEMENTS. The Company has entered into employment continuation agreements with Messrs. Iles, Kosnik and Mahoney. The agreements provide that in the event an executive's employment is terminated under certain circumstances within three years following a change of control (as defined in the agreement) or during a potential change of control (as defined in the agreement) each executive will be entitled to a specified severance benefit equal to three times their annual compensation and also provide for the continuation of certain employee benefits for a period of three years following a qualifying termination, and a cash payment in respect of the value of certain other payments. The benefits afforded under these agreements are in lieu of, and not in addition to, other severance benefits. Under the events specified, executives will be entitled to payment of severance benefits under the agreement if employment is terminated by the executive for "good reason" or by the Company for any reason other than (i) executive's conviction of a felony, (ii) any acts of dishonesty or gross misconduct by the executive, or (iii) repeated violations of executive's obligations under the agreement. For the purpose of the agreement "good reason" is defined as any reduction in the executive's then annual compensation and benefits and relocation more than 35 miles from the location at which the executive performed his services immediately prior to the change of control. Executives are not entitled to a severance benefit under this agreement in the event of change of the executive's title or reduction of duties. The agreements also contain a non-solicitation provision in connection with any severance benefit received under this agreement. No additional payments will be made by the Company under the agreements to compensate the executive for any excise taxes imposed on payments.

    TERMINATION PROTECTION AGREEMENTS. The Company has entered into termination protection agreements with U.S. senior executives, including Messrs. Zarb and Kosnik. These agreements provide that in the event that (i) the officer's employment is terminated under certain circumstances within three years following a change of control of the Company (as defined in the agreements) and
(ii) benefits are not paid under the terms of the Senior Severance Plan or any other employee benefit or compensation plan, program or arrangement in which the officer participates, the Company will pay the officer such benefits as would have been paid under the termination provisions of any applicable plan, program or arrangement. An officer will be entitled to payment of severance benefits under his agreement if that officer's employment is terminated (i) by the officer for good reason (as defined in the Senior Severance Plan), or (ii) by the Company for any reason other than on account of the officer's conviction of a felony. The agreements also provide for additional payments to compensate the officer for any excise taxes imposed on payments under the agreements.

    LIMITED STOCK APPRECIATION RIGHTS ("LSARS"). Under the 1995 LTIP and predecessor long-term incentive plans (the "Predecessor Plans") as currently in effect, the CBNC may also provide for the grant of LSARs. LSARs may be exercised for a specified period of time following a change of control. Upon exercise of a LSAR, the holder thereof is entitled to receive the difference between the exercise price and the greater of (i) the highest sales price offered in connection with a transaction resulting in a change of control or (ii) the highest average of the sales price of the Common Stock during the 30 day period preceding a change in the composition of the Company's Board of Directors constituting a change of control. LSARs have been granted in tandem with all outstanding nonqualified stock options awarded to the named executive officers under the 1995 LTIP and Predecessor Plans. In 1995, LSARs were granted in tandem with options granted to the named executive officers under the 1995 LTIP, which grants are included in the information reported in the Summary Compensation Table above.

OPTION GRANTS IN 1995

    The following table sets forth information concerning individual grants of stock options made to the named executives during 1995:

                                              INDIVIDUAL GRANTS(1)                     POTENTIAL REALIZED VALUE
                             ------------------------------------------------------               AT
                                             % OF TOTAL                                ASSUMED ANNUAL RATES OF
                                              OPTIONS       EXERCISE                   STOCK PRICE APPRECIATION
                               OPTIONS       GRANTED TO      OR BASE                      FOR OPTION TERM(3)
                               GRANTED      EMPLOYEES IN      PRICE      EXPIRATION    ------------------------
    NAME                     (SHARES)(2)    FISCAL 1995     ($/SHARE)       DATE         5%(3)         10%(3)

 Frank G. Zarb                 100,000           3.3%        $ 24.50        8/17/05    $1,541,000    $3,905,000
 Kenneth J. Davis               25,000           0.8%        $ 24.50        7/18/05    $  385,250    $  976,250
 Ronald A. Iles                 --             --              --            --            --            --
 Edward F. Kosnik              100,000           3.3%        $ 24.50        7/18/05    $1,541,000    $3,905,000
 Dennis L. Mahoney              --             --              --            --            --            --

 --------------
 (1) All options are exercisable for Common Stock at an exercise price equal to the fair market value of the Common Stock at the date of grant. During 1995, no SARs were issued under the 1995 LTIP. LSARs are not included in this table and are described under the caption "Other Arrangements."

 (2) Options awarded to Messrs. Zarb, Davis and Kosnik are exercisable 50 percent beginning two years from the date of grant and the remaining 50 percent beginning three years from the date of grant.

 (3) The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the SEC and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain on the stock options awarded to the named executives or other employees is possible without appreciation in the price of the Company's Common Stock, which will benefit all stockholders. The real value of the options in this table depends upon the actual performance of the Company's Common Stock during the applicable period. In order for the named executive officers to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock would have to be approximately $39.91 and $63.55, respectively, as of the expiration date of their options.

AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND 1995 FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information concerning individual unexercised options held by the named executives during the Company's 1995 fiscal year.

                                                                NUMBER OF              VALUE OF UNEXERCISED
                               SHARES                      UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                             ACQUIRED ON                   AT FY-END (SHARES)              AT FY-END ($)
                              EXERCISE       VALUE      -------------------------    -------------------------
   NAME                          (#)        REALIZED    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
 Frank G. Zarb                  --             --            350,000/350,000             $656,250/$468,750
 Kenneth J. Davis               --             --             33,150/82,000                $1,563/$0
 Ronald A. Iles                 --             --             70,601/65,000                    $0/$0
 Edward F. Kosnik               --             --             50,000/200,000                   $0/$0
 Dennis L. Mahoney              --             --              5,000/55,000                    $0/$0

PENSION TABLES

    The following table sets forth estimated annual benefits payable upon retirement under a program maintained for the Company's employees in the United States through a funded, noncontributory pension plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Basic Plan"), and an unfunded supplemental executive retirement plan.


                                       U.S. PENSION PLAN TABLE

  AVERAGE
PENSIONABLE
EARNINGS(1)                                      YEARS OF SERVICE(2)
                   5           10           15           20           25           30           35
                   -           --           --           --           --           --           --
$   350,000     $23,982     $ 47,963     $ 71,945     $100,301     $128,658     $157,015     $185,371
    400,000      27,482       54,963       82,445      114,926      147,408      179,890      212,371
    450,000      30,982       61,963       92,945      129,551      166,158      202,765      239,371
    500,000      34,482       68,963      103,445      144,176      184,908      225,640      266,371
    600,000      41,482       82,963      124,445      173,426      222,408      271,390      320,371
    700,000      48,482       96,963      145,445      202,676      259,908      317,140      374,371
    800,000      55,482      110,963      166,445      231,926      297,408      362,890      428,371
    900,000      62,482      124,963      187,445      261,176      334,908      408,640      482,371
  1,000,000      69,482      138,963      208,445      290,426      372,408      454,390      536,371

------------

(1) The normal retirement benefit is a monthly income for life determined pursuant to a formula based on an employee's credited years of service and average annual pensionable credited earnings (which generally does not include incentive compensation payments) for the 60 highest consecutive months prior to retirement ("Final Average Earnings"). The amount of an employee's covered compensation is based on the 35-year period ending with the employee's Social Security retirement age. If approved by the CBNC, earnings other than Final Average Earnings ("Pensionable Earnings") may be used to calculate the normal retirement benefit. The amounts shown are not subject to any deduction for Social Security or other offset amounts and are payable in the form of a straight life annuity.

(2) Pursuant to the terms of Mr. Zarb's employment agreement, the Company agreed that, if he should retire after attaining age 62, it would provide Mr. Zarb with such additional supplemental retirement benefits as were necessary to assure that he receives retirement benefits in the aggregate from the Company and its plans and the defined benefit retirement plans at The Travelers Inc. and its subsidiaries (the "Travelers Plans") that are at least equal to the retirement benefits he would have received from the Travelers Plans had he retired from The Travelers Inc. on the same date as

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page) he retires from the Company. As of December 31, 1995, there were no accrued benefits payable to Mr. Zarb under this provision of his agreement.

(3) The approximate credited years of service for each of the named executives who participates in the Basic Plan and supplemental retirement plan is as follows: Mr. Zarb at age 61--18 months; and Mr. Kosnik at age 51--16 months. Messrs. Davis, Iles and Mahoney are not eligible to participate in either the Basic Plan or the supplemental executive retirement plan.

    The following table sets forth estimated annual benefits payable upon retirement under the Alexander & Alexander U.K. Pension Scheme (the "U.K. Pension Scheme").


         U.K. PENSION SCHEME TABLE(1)
  AVERAGE
PENSIONABLE
EARNINGS(2)          YEARS OF SERVICE(3)
                  30          35          40
                  --          --          --
 $ 276,458     $138,229    $161,267    $184,306
   315,952      157,976     184,306     210,634
   394,940      197,470     230,381     263,294
   473,928      236,964     276,458     315,952
   552,916      276,458     322,535     368,610
   631,904      315,952     368,610     421,270
   710,892      355,446     414,687     473,928

------------

(1) The retirement benefit will be paid in pounds sterling. Amounts have been stated in U.S. dollars based on the average 1995 exchange rate expressed in dollars per B.P.1.00 of 1.58.

(2) The normal retirement benefit is a monthly income for life, with a guarantee of 60 months payment, equal to a percentage of an employee's "final pensionable salary" which is determined based on credited years of service. The maximum percentage, reached after 40 years of credited service, is 66.67 percent. The "final pensionable salary" is the highest average annual salary paid during any three consecutive years during the last 10 years prior to retirement. All pension payments are indexed at 3 percent per year. Mr. Iles reached normal retirement age in December 1995 when he elected to take a lump sum benefit of $118,134 from the plan and to defer pension payment of $313,677 per year until his retirement. Mr. Mahoney will be entitled to a retirement benefit equal to 29.2 percent and increasing to 66.67 percent in September 2010 of his then current pensionable salary; and Mr. Davis will be entitled to a retirement benefit equal to 54.6 percent and increasing to
    66.67 percent in March 2003 of his then current pensionable salary. 1995 salaries for Messrs. Iles, Mahoney and Davis in U.S. dollars equaled $528,430, $492,885 and $427,984, respectively. The amounts shown are not subject to any deduction for Social Security or other offset amounts.

(3) The approximate credited years of service for each of the named executives who participates in the U.K. Pension Scheme are as follows: Mr. Davis at age 53--32 years and 9 months; Mr. Iles 40 years and Mr. Mahoney at age 45--17 years and 6 months. Messrs. Zarb and Kosnik do not participate in the U.K. Pension Scheme.

                              CERTAIN TRANSACTIONS

    Mr. Grossart, who is a director of the Company, is also a director of Noble Grossart Limited ("Noble Grossart"), a U.K. merchant bank. In addition, he is a director and shareholder of Noble Grossart Holdings Limited ("N.G. Holdings"), which owns 100 percent of Noble Grossart. Mr. Grossart owns 34 percent of the shares of N.G. Holdings. In January 1995, a subsidiary of the Company sold its 20 percent interest in the shares of N.G. Holdings (the "Minority Interest"). In connection with the sale of the Company's Minority Interest, the Company received $7.2 million in cash proceeds.

    Mr. Godsoe, who is a director of the Company, is also chairman of the board and chief executive officer of The Bank of Nova Scotia. During 1995, the Company paid $196,600 and $89,000 to the Bank of Nova Scotia in connection with a letter of credit issued by the bank for the settlement of certain contingencies and commitment fees in connection with the Company's $200 million revolving credit facility (the "Credit Facility"), respectively. In addition, several subsidiaries of the Company have banking relationships with The Bank of Nova Scotia which include credit facilities, letters of credit and interest rate and foreign exchange hedging facilities. The amounts paid under these arrangements amounted to $8,440.

    Mr. Hartigan, who is a director of the Company, is also executive vice president of PNC Bank Corporation ("PNC"). During 1995, the Company paid $89,000 to PNC in connection with its role as the confirming bank for a letter of credit issued by The Bank of Nova Scotia for the settlement of certain contingencies. The Company also paid PNC commitment and upfront fees of $44,925 in connection with its Credit Facility.

    Mr. Hurlock, who is a director of the Company, is also a partner in the law firm of White & Case. In connection with services rendered by White & Case, the Company paid legal fees of approximately $354,358 during 1995, and approximately $58,388 during 1996 to date.

    As reported under the heading "Security Ownership of Certain Beneficial Owners," Prudential Insurance Company of America ("Prudential") holds approximately 9.44 percent of the Company's Common Stock. U.S. subsidiaries of the Company place insurance and reinsurance with Prudential. In connection with such placements, the Company estimates that those subsidiaries earned $2,694,000 during 1995, and $251,133 during 1996 to date. In addition, the Company paid Prudential $2,354 for advisory services during 1995.

                       MATTERS SUBMITTED TO STOCKHOLDERS

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

    The Board of Directors has designated the persons listed under the section captioned "Nominees for Election to the Board of Directors" of this proxy statement for nomination to serve as directors of the Company until the next annual meeting and until their respective successors are elected and qualified, or until their earlier resignation or removal. The Board of Directors has determined, pursuant to the Company's charter and by-laws, that the number of directors constituting the full Board of Directors shall be 15.

    Proxies are solicited in favor of the nominees and it is intended that the proxies will be voted for the nominees unless otherwise specified. Should any one or more of the nominees become unable to serve for any reason, unless the Board of Directors by resolution provides for a lesser number of directors, the persons named in the enclosed proxy will vote for the election of a substitute nominee or nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE 15 NOMINEES. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast by the holders of shares outstanding present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to elect the nominees. Under applicable Maryland law, in determining whether this item has received the requisite number of affirmative votes, abstentions will not be counted and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                             (ITEM 2 ON PROXY CARD)

    The Audit Committee has recommended to the Board of Directors the selection of Deloitte and Touche LLP ("D&T") to be the independent auditors of the Company for the year ending December 31, 1996. D&T has acted as independent auditors for the Company and its predecessors since 1920. This selection will be submitted for ratification at the Annual Meeting. Representatives of D&T will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP TO BE THE INDEPENDENT AUDITORS OF THE COMPANY FOR 1996. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to ratify the selection. Under applicable Maryland law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted and will have no effect on the result of the vote, although they will count toward the presence of a quorum.

                    DIRECTORS PROPOSAL TO APPROVE AND ADOPT
         THE FIRST AMENDMENT TO THE ALEXANDER & ALEXANDER SERVICES INC.
                         1995 LONG-TERM INCENTIVE PLAN

                             (ITEM 3 ON PROXY CARD)

    Upon the recommendation of the Compensation, Benefits and Nominating Committee, the Board of Directors has unanimously approved and is submitting to stockholders for their consideration an amendment to the 1995 Long-Term Incentive Plan (the "1995 LTIP").

    During 1995, the Company redesigned its compensation structure, altering the emphasis and purpose of its incentive programs to more closely align employees financial interests with increasing stockholder value. The 1995 LTIP was approved by stockholders at the Company's 1995 annual meeting of stockholders as part of a group of programs to implement this strategy.

    As approved by stockholders, the 1995 LTIP permits grants of any or all of the following types of Awards: (i) Stock Options, including Incentive Stock Options ("ISO's"), Non-Qualified Stock Options ("NSOs") and Replacement Options;
(ii) Stock Appreciation Rights ("SARs") and Limited Stock Appreciation Rights ("LSARs"); (iii) Restricted Stock Awards, (iv) Bonus Equity Plan Awards ("BEP Awards"); (v) Performance Share/Unit Awards; and (vi) Other Stock Based Awards.

    As of March 20, 1996, a total of 2,384,345 shares of Common Stock were available for issuance under the 1995 LTIP.

    The 1995 LTIP also provides that no more than 940,000 restricted shares may be used under the 1995 LTIP for Restricted Stock Awards and BEP Awards. Stockholder approval is sought to amend the 1995 LTIP to exclude BEP Awards from the 940,000 restricted share limitation. As proposed, the amendment would not increase the number of shares authorized under the 1995 LTIP, but would merely give the Company greater flexibility in the amount of BEP Awards that can be granted under the plan. BEP Awards, when granted, have and will continue to be counted against shares available for issuance under the 1995 LTIP. A full copy of the proposed First Amendment to the 1995 Long-Term Incentive Plan is attached as Appendix I to this proxy statement.

    Traditional Restricted Stock Awards have been used by the Company only in special circumstances for (i) retention purposes, (ii) as a reward for extraordinary performance, and (iii) as a means to adjust compensation packages. It is not the Company's practice to use traditional Restricted Stock Awards as a standard form of long-term incentive.

    In contrast, the Company has and intends to use BEP Awards as a key form of long-term incentive compensation for employees of the Company and its subsidiaries. BEP Awards were designed to reach the broadest group of employees as a portion of annual bonus compensation. Payment of annual bonuses for 1995 was partially made in the form of BEP Awards. Approximately 278,705 BEP Award shares were awarded to 942 employees in lieu of an otherwise earned portion of 1995 annual bonuses. Effectively, a portion of an employee's cash bonus is used to "purchase" stock from the Company. The "purchase price" of the BEP Award shares is discounted (up to a maximum of 25% of the then current market value of the stock). Like traditional Restricted Stock Awards, BEP Awards have the same retentive and incentive effect and are subject to forfeiture if the employee leaves the Company's employ prior to satisfying an additional service requirement. However, as opposed to traditional Restricted Stock Awards, the employee pays at least 75% of the cost of such shares through foregone cash bonus payments and forfeits the shares, as well as the "purchase price", if he or she does not stay in the Company's employ for the relevant vesting period.

Description of the 1995 LTIP

    The following is only a summary of the 1995 LTIP and is qualified in its entirety by reference to the complete text of the 1995 LTIP. In addition, the tax discussion concerning various awards is general in nature and does not purport to be complete. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the 1995 LTIP.

    The 1995 LTIP was approved by stockholders and became effective as of May 18, 1995 for a term to expire on December 31, 2005. The aggregate number of shares of Common Stock as authorized by stockholders under the 1995 LTIP may not exceed the sum of (1) 4,700,000, (2) the number of shares remaining available for issuance under the Company's 1988 Long-Term Incentive Compensation Plan (the "1988 Plan") as of the effective date of the 1995 LTIP, and (3) the lessor of
(i) 2,000,000 shares of Common Stock or (ii) the number of shares of Common Stock received by the Company after the effective date of the 1995 LTIP upon exercise of any Option, whether issued under the 1995 LTIP or the 1988 Plan.

    The 1995 LTIP is administered by a committee (the "Committee") consisting of not less than two non-employee directors. The Committee has the authority to grant awards under the 1995 LTIP from time to time to any employee of the Company and any of its subsidiaries (including officers and directors who are employees) selected by the Committee. The 1995 LTIP provides for the Committee to establish performance goals for awards under the 1995 LTIP that are intended to qualify as "performance-based compensation" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

    As originally approved by stockholders, the 1995 LTIP provides that no more than 940,000 restricted shares may be used under the 1995 LTIP for Restricted Stock Awards and Bonus Equity Program Awards. Under the proposed amendment, Bonus Equity Program Awards would no longer count towards the 940,000 restricted share limitation. Only traditional Restricted Stock Awards would count towards this limit.

    The 1995 LTIP permits grants of any or all of the following types of awards:

    Stock Options. The purchase price per share of Common Stock subject to any option may not be less than 100% of the fair market value of that stock on the date the option is granted. The terms of each option are fixed by the Committee, provided that no ISO may be exercisable more than ten years from the date the option is granted and no NSO may be exercisable more than ten years and one day from such date. Options may be exercised either by (1) payment in full of the purchase price, either in cash or, at the discretion of the Committee, in whole or in part, in Common Stock or Restricted Stock or (2) delivery of a properly executed notice together with irrevocable instructions to a securities broker to deliver promptly to the Company proceeds of the sale of the option shares. A Replacement Option may be awarded in conjunction with any Stock Option awarded under the 1995 LTIP. A Replacement Option is an option to purchase a number of shares of Common Stock equal to the number of shares of Common Stock or Restricted Stock tendered in payment of the exercise price of the Option. The right to exercise an Option will terminate upon the participant's termination of employment for reasons other than death, disability or retirement, unless otherwise specified by the Committee.

    With respect to an ISO award, generally, the participant will recognize no taxable gain or loss when the ISO is granted or exercised, and upon exercise, the spread between the fair market value and the exercise price will be an item of tax preference for purposes of the participant's alternative minimum tax. If the shares acquired upon the exercise of an ISO are held for at least one year after exercise and two years after grant (the "Holding Periods"), the participant will recognize any gain or loss realized upon such sale as long-term capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the Holding Periods, the participant will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of Common Stock on the date the option is exercised. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the Holding Periods and the amount realized upon sale is less than the grant price, such difference will be a capital loss to the participant.

    With respect to a NSO award, generally, the participant will recognize no taxable income at the time of grant. Upon exercise of a NSO, the participant will recognize ordinary income equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. The participant will recognize as capital gain or loss any profit or loss realized on the sale or exchange of any shares disposed of or sold. The Company will be entitled to deduct an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise.

    Stock Appreciation Rights. SARs or LSARs may be granted alone or in tandem with an option. Upon exercise of a SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised over the price of the SAR. The exercise price (which may not be less than the fair market value of the shares on the date of grant) and other terms of the SAR or LSAR will be determined by the Committee. Any related Option will no longer be exercisable to the extent the SAR or LSAR has been exercised and the exercise of an Option shall cancel the related SAR or LSAR to the extent of such exercise. The right to exercise a SAR or LSAR terminates upon the participant's termination of employment for reasons other than death, disability or retirement, unless otherwise specified by the Committee when the SAR or LSAR is awarded.

    Upon the grant of an SAR or LSAR, the participant realizes no taxable income and the Company receives no deduction. The participant realizes income at the time of exercise, if the award becomes vested and is no longer subject to forfeiture and the participant is entitled to receive the value of the award. The Company receives a deduction of the same amount in the same year the participant recognizes income.

    Restricted Stock. Restricted Stock Award shares may not be disposed of by the recipient until certain restrictions established by the Committee lapse. The participant will have, during the restricted period, all the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends, but will not have the right to sell or otherwise transfer those shares until the applicable restrictions lapse. In the event of a participant's death, disability or retirement, all restrictions on any outstanding restricted stock award automatically lapse. Upon termination of employment during the restricted period for any other reason, all Restricted Stock will be forfeited. A participant granted shares of Restricted Stock is not required to include the value of such shares in income until the first time such participant's rights in the shares are transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier unless such participant timely files an election under Code 83(b) to be taxed on the receipt of the shares. In either case the amount of such income will be equal to the excess of the fair market value of the stock at the time the income is recognized over the amount (if any) paid for the stock. The Company will generally be entitled to a deduction, in the amount of the ordinary income recognized by the participant, for the Company's taxable year in which the participant recognizes such income.

    Bonus Equity Plan. At the Committee's discretion, BEP Awards may be made in the form of Restricted Stock, based on a percentage of the cash incentive compensation otherwise payable to a Participant under any compensation program of the Company or any subsidiary. The size of the BEP Award is determined by a formula approved by the Committee. The number of shares of Restricted Stock subject to a BEP Award will be calculated by valuing the Common Stock at not less than 75% of its fair market value ("BEP Value"), based on the average of the Common Stock's closing prices on the Composite Tape of the New York Stock Exchange for the five trading days prior to the date of the Award. Shares subject to the BEP Award are restricted as to transfer (generally for a period of three years) and are subject to forfeiture should the participant terminate employment for reasons other than death, disability or retirement during the restricted period. Officers and other key employees of the Company who are entitled to receive cash incentive compensation shall be eligible to receive BEP Awards. The Committee selects participants to receive BEP Awards from among those officers and employees who are entitled to receive cash incentive compensation and (i) who are nominated to participate in the BEP by the Company or (ii) who voluntarily elect to participate. As to BEP Awards, the tax consequences to the participant and the Company are the same as that for Restricted Stock Awards.

    Performance Share/Unit Awards. Performance Share/Unit Awards granted under the 1995 LTIP will be in such form and for such performance periods as the Committee may approve. The Committee, at the time of grant will establish performance criteria with respect to the Performance Share/Unit Award. At the end of the performance period, the Committee will evaluate actual performance during such performance period compared to the performance criteria established for the award and shall determine the value, if any, of the Performance Share/Unit Award and the amount payable in respect thereof. The same conditions of forfeiture of shares awarded under BEP Awards apply to Performance Share/Unit Awards. A participant granted such awards recognizes income in the amount of the award of those units when they vest and are no longer subject to forfeiture and the participant is entitled to receive the value of the award. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

    Other Stock Based Awards. Other Stock Based Awards, that are valued in whole or in part by reference to, or otherwise based on, the Company's Common Stock may be awarded pursuant to terms as the Committee may approve. The same conditions of forfeiture of shares awarded under BEP Awards apply to Performance Share/Other Stock Based Awards. A participant granted Other Stock Based Awards recognizes income in the amount of the award of those units when they vest and are no longer subject to forfeiture and the participant is entitled to receive the value of the award. The Company receives a deduction for the same amount in the year that income is recognized by the participant.

    It is not possible to predict the benefits that may accrue to any individual or group of individuals under the 1995 LTIP, since awards will be based on future events and financial results that cannot be ascertained at this time. The table below sets forth the Restricted Stock Awards and BEP Awards that have been granted under the 1995 LTIP as of March 20, 1996 to the individuals and groups specified.

                                                                      RESTRICTED
  GROUP                                                              STOCK AWARDS    BEP AWARDS
  All current executive officers as a group                             124,000         72,333
  All current directors, excluding executive officers, as a group             0              0
  All employees, excluding executive officers, as a group               228,550        206,372

------------
On March 20, 1996, the closing price of the Company's Common Stock on the New York Stock Exchange was $19.875.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE FIRST AMENDMENT TO THE ALEXANDER & ALEXANDER SERVICES INC. 1995 LONG-TERM INCENTIVE PLAN. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast by the holders of shares present and entitled to vote on this item at the Annual Meeting, voting as a single class, is required to approve the amendment. Under applicable Maryland law, in determining whether this item has received the requisite number of affirmative votes, abstentions and broker non-votes will not be counted as shares entitled to vote on the matter and will have no effect on the result of the vote. Both abstentions and broker non-votes will count toward the presence of a quorum.

                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of any registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange reports of ownership of the Common Stock, Class A Stock and Class C Stock of the Company. Reporting persons are required by SEC regulation to furnish the Company with copies of all such reports that they file. To the best of the Company's knowledge, based solely upon review of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, its officers, directors and greater than ten percent beneficial owners timely filed all required Section 16(a) reports.

                     STOCKHOLDER PROPOSALS FOR 1997 MEETING

    Stockholders are advised that any proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company on or before December 2, 1996 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company establish an advance notice requirement for any proposal of business to be considered at an annual meeting of stockholders that is not made by or at the recommendation of a majority of the directors then in office. In general, written notice must be delivered to the Corporate Secretary of the Company at its principal executive office, 1185 Avenue of the Americas, New York, New York 10036, within certain time periods in advance of the meeting and must contain specified information concerning the matter to be brought before the meeting and the stockholder proposing the matter. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so any time in the future. Any stockholder desiring a copy of the Bylaws of the Company will be furnished one without charge upon written request to the Secretary of the Company.

                                 OTHER MATTERS

    The Board of Directors of the Company is not aware of any other matters to come before the Annual Meeting. If any other matter should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

                                                                      APPENDIX I

                             FIRST AMENDMENT TO THE
                      ALEXANDER & ALEXANDER SERVICES INC.
                         1995 LONG-TERM INCENTIVE PLAN

    WHEREAS, the Alexander & Alexander Services Inc. (the "Company") 1995 Long-Term Incentive Plan (the "Plan") was approved by stockholders at the 1995 annual meeting of stockholders and became effective on May 18, 1995; and

    WHEREAS, pursuant to Section 8.1 of the Plan, the Board of Directors retained the right to amend the Plan;

    NOW, THEREFORE, subject to the approval of this First Amendment by stockholders of the Company at the 1996 Annual Meeting of Stockholders, the Plan is amended as follows:

1. Section 3.1 of the Plan is amended to delete the second sentence thereof and to insert in lieu thereof a new second sentence, to read as follows:

        No more than 940,000 shares shall be issued as Restricted Stock under
    Section 6.3.

2. This First Amendment to the Plan shall be effective, if at all, upon its approval by stockholders at the Company's 1996 Annual Meeting of Stockholders.

                                      I-1